EXHIBIT 23.1

NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP

     Section ll(a) of the Securities Act of 1933, as amended (the “Securities Act”), provides that if any part of a registration statement at the time such part becomes effective contains an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement, or as having prepared or certified any report or valuation which is used in connection with the registration statement, with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant.

     This Annual Report on Form 10-K is incorporated by reference into Registration Statement File Nos. 333-84425, 333-84287, and 333-27187 on Form S-8 (collectively, the “Registration Statements”) of the Company and, for purposes of determining any liability under the Securities Act, is deemed to be a new registration statement for each Registration Statement into which it is incorporated by reference.

     Effective May 15, 2002 the Board of Directors of the Company, upon the recommendation of its Audit Committee, dismissed its independent accountants, Arthur Andersen LLP (“Andersen”). See the Company’s Current Report on Form 8-K filed May 21, 2002 for more information. After reasonable efforts, the Company has been unable to obtain Andersen’s written consent to the incorporation by reference into the Registration Statements of its audit reports with respect to the Company’s financial statements as of and for the fiscal years ended December 29, 2001 and December 30, 2000 and the related consolidated statements of operations, changes in shareholders’ equity (deficit) and cash flows for the seven months ended December 29, 2001 (successor company), the five months ended June 2, 2001 (predecessor company), and for the years ended December 30, 2000 and January 1, 2000 (predecessor company).

     Under these circumstances, Rule 437a under the Securities Act permits the Company to file this Form 10-K without a written consent from Andersen. However, as a result, with respect to transactions in the Company’s securities pursuant to the Registration Statements that occur subsequent to the date this Annual Report on Form 10-K is filed with the Securities and Exchange Commission, Andersen will not have any liability under Section 1l(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Andersen or any omissions of a material fact required to be stated therein. Accordingly, you would be unable to assert a claim against Andersen under Section 11(a) of the Securities Act because it has not consented to the incorporation by reference of its previously issued reports into the Registration Statements. To the extent provided in Section 1l(b)(3)(C) of the Securities Act, however, other persons who are liable under Section 11 (a) of the Securities Act, including the Company’s officers and directors, may still rely on Andersen’s original audit reports as being made by an expert for purposes of establishing a due diligence defense under Section 1l(b) of the Securities Act.